Exhibit 99.1

Chairman’s Outperformance Plan

Goal

To provide the Chairman with an opportunity to receive a substantial reward for delivering exceptional shareholder returns.

Overview

The Chairman’s outperformance plan will use a 15% threshold level of performance for the 4 year period. Stock will only be earned if actual performance exceeds the 15% threshold in total shareholder return.

Terms

1.	Plan commencement July 14, 2006

2.	Plan Valuation date July 13, 2010

3.
The amount of the reward is based on the average closing share price for the 20-day period preceding the valuation date. The table below presents the award value at different closing share prices. The amount of the award is equal to 10% of the increase in value of the company over a 15% compound return for the shareholders (TSR). The value of the Company is based on 53.9 million shares of common stock outstanding.

Growth	Ending Share Price	Award Value (Dollars Millions)	# of Shares Required
15%	$53.73	$0	--
17.5%	$59.05	$28.7	485,602
20%	$64.77	$59.5	918,722
22.5%	$70.88	$92.4	1,304,155
25%	$77.43	$127.7	1,649,786

4.	The share prices are ex-dividend (the share price that would be reported in the financial press or on a financial website).

5.	The award will be paid with stock of the Company.

6.	A change of control would accelerate the valuation date and determination of the vesting.

7.	The Company has only 1.4 million shares available for the Chairman’s Outperformance Plan. Therefore, the amount of shares available for the plan will be capped at 1.4 million shares.

__________
1 Subject to share availability